SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")

                                      T&G2
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             (Exact name of registrant as specified in its charter)

     Nevada                             000-07693               74-3035831
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     (State or other jurisdiction      (Commission           (IRS Employer
           of incorporation)           File Number)          Identification No.)


     65 La Grande Ave.  Berkley Heights, New Jersey          07922
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     (Address of principal executive offices)                (Zip Code)


If this form relates to the                 If this form relates to the
Registration of a class of                  registration of a class of
Securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
Of the Exchange Act and is effective        of the Exchange Act and is effective
Pursuant to General Instruction             pursuant to General Instruction
A. (c), please check the following          A. (d), please check the following
Box. [_]                                    box. [X]

Securities Act registration statement file number to which this form relates:
                                 Not Applicable
                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

     Title of Each Class                      Name of Each Exchange on Which
     To be so Registered                      Each Class is to be Registered
     -------------------                      ------------------------------

     Not Applicable                           Not Applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

     Title of Each Class                      Name of Each Exchange on Which
     To be so Registered                      Each Class is to be Registered
     -------------------                      ------------------------------

     Class A Common Stock, par value          Not Applicable
     $0.001 per share, 31,000,000 authorized
     shares


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Item 1. Description of Registrant's Securities to be Registered

     General. Except as otherwise required by the laws of the State of Nevada or
     -------
as otherwise provided in the Registrant's Articles of Incorporation, as amended, each share of Class A common stock has identical rights, preferences, privileges and restrictions as the Class B common stock.

     Voting. All shares of Class A common stock will be entitled to one vote on
     ------
any matter to be voted on by the stockholders of the Registrant. Each share of Class B common stock will be entitled to fifty (50) votes for every one vote of the holders of Class A common stock on any matter to be voted on by the stockholders of the Registrant and shall vote together with the Class A common stock, except as provided by law. There is no provision in the Articles of Incorporation, as amended, permitting cumulative voting. Under the Articles of Incorporation, as amended, and the laws of the State of Nevada, only the affirmative vote of the holders representing a majority of the outstanding voting power of Class A common stock and Class B common stock entitled to vote will be required to amend the Articles of Incorporation.

     Dividends and Distributions. Each share of Class A common stock and Class B
     ---------------------------
common stock will be equal in respect to dividends and other distributions in cash, stock or property, including distributions in connection with any recapitalization and upon liquidation, dissolution, or winding up of the Registrant.

     Mergers, Consolidations and Liquidation. Each holder of Class A common
     ---------------------------------------
stock and Class B common stock will be entitled to receive an equal amount per share consideration in the event of a merger, consolidation or liquidation.

     Preemptive Rights. None of the Class A common stock or Class B common stock
     -----------------
carry any preemptive rights enabling a holder to subscribe for or receive shares of the Registrant of any class or any other securities convertible into any class of the Registrant's shares.

     Other Series of Class B Common Stock. The Registrant's Board of Directors
     ------------------------------------
are authorized to issue one or more new series of Class B or Class A common stock and the terms of any new series of Class B or Class A common stock, including dividend rates, conversion prices, voting rights, redemption prices and similar matters, shall be determined by the Registrant's Board of Directors.

     Future Financings and Acquisitions. The Registrant has authorized
     ----------------------------------
31,000,000 shares of Class A common stock and 2,000,000 shares of Class B common stock, none of which have been designated as a Series. The Registrant's Board of Directors may issue additional shares of Class A common stock and Class B common stock, from time to time in the future, for any proper corporate purpose, including public and private equity offerings, convertible debt offerings, stock splits, stock dividends, acquisitions, warrants, stock option plans, and funding of employee benefit plans. No further action or authorization by the Registrant's stockholders would be necessary prior to the issuance of additional


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shares of Class A common stock or Class B common stock. The future issuance by the Registrant of shares of Class A common stock or Class B common stock may dilute the equity ownership position and the rights, preferences and privileges of existing stockholders. Unissued shares of common stock could be issued in circumstances that would serve to preserve control of the Registrant's existing management.

     Anti-Takeover Effects. No further action or authorization by the
     ---------------------
Registrant's stockholders would be necessary prior to the issuance of additional shares of Class A common stock or Class B common stock with special voting rights by class or with more than one vote per share, in order to deter a potential buyer of the Registrant. The future issuance by the Registrant might have the effect of preventing or discouraging an attempt by a party unable to obtain the approval of the Registrant's Board of Directors to take over or otherwise gain control of the Registrant.

     Nasdaq OTC Bulletin Board. The Class A common stock is listed for trading
     -------------------------
on the Nasdaq OTC Bulletin Board (the "OTCBB").


Item 2. Exhibits

     The following exhibits are filed as a part of this registration statement:

         Exhibit No.         Exhibit Description
         -----------         -------------------

         3.1                 Articles of Incorporation of the Registrant
         3.2 Form of Certificate of Amendment of Articles of Incorporation of the Registrant
         3.3                 By-Laws of the Registrant
         4.1                 Form of Class A Common Stock Certificate of the
                             Registrant

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                                    SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:    May 22, 2002

                                               T&G2,
                                               A Nevada Corporation




                                               By: /s/ James Farinella
                                                   ----------------------------
                                                   James Farinella,
                                                   President, C.E.O.